Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Releases First Quarter 2014 Financial Results

- Strong Q1 2014 Revenue Growth of 50% Year-over-Year -

- Raised 2014 Guidance -

Goleta, California, May 13, 2014 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the home care setting, today reported financial results for the three months ended March 31, 2014.

First Quarter Highlights and Accomplishments

•	Total revenue of $23.6 million for the first quarter of 2014, up 50.1% over 2013

•	Sales revenue of $14.9 million for the first quarter of 2014, up 67.0% over 2013

•	Rental revenue of $8.8 million the first quarter of 2014, up 28.1% over 2013

•	Rental patient population increased to over 23,000 as of the end of the first quarter of 2014, reflecting growth of 49.4% over 2013, and 8.0% sequential growth over the fourth quarter of 2013

•	Total units sold increased to over 6,300 as of the end of the first quarter of 2014, reflecting growth of 75% over 2013

•	Private payor contracts increased to 53 as of March 31, 2014, up 20.5% from 44 at December 31, 2013

•	Continued operating leverage driven by increased unit volume and channel mix resulted in margin expansion with total revenue and adjusted EBITDA growth of 50.1% and 71.9%, respectively, for the first quarter of 2014 over 2013

“We are pleased with our unseasonably strong first quarter performance, which included the highest quarterly revenue we have ever recorded, and we are well positioned to deliver on our 2014 corporate objectives,” said President and Chief Executive Officer, Raymond Huggenberger. “As we continue to execute on our strategic initiatives, we remain focused on increasing awareness of our product offerings and delivering meaningful innovative oxygen products to more patients globally.”

First Quarter Financial Results

Total revenue for the three months ended March 31, 2014 rose 50.1% to $23.6 million, from $15.7 million in the 2013 period. Sales revenue was $14.9 million, up from $8.9 million, a 67.0% increase from the 2013 period, due to growth in our direct-to-consumer sales and our business-to-business sales worldwide. Rental revenue was $8.8 million, up from $6.9 million, a 28.1% increase from the 2013 period, due to rental patient population growth of 49.4% partly offset by rental reimbursement rate reductions associated with the Medicare Competitive Bidding program.

Despite these significant year-over-year declines in rental reimbursement rates, our gross margin was 50.5% in the first quarter of 2014, and was just 100 basis points lower than the 51.5% reported in the 2013 period. During the first quarter, the gross margin in our sales channel increased 760 basis points year-over-year to 49.2%, which largely offset the 1,170 basis point decline in the rental gross margin of 52.7%. The increase in the gross margin in our sales channel was primarily driven by the strength of our direct-to-consumer business segment, which was our fastest growing sales channel during the first quarter with 90.6% year-over-year growth.

Operating expense was $10.4 million in the first quarter of 2014 versus $7.5 million in 2013. Higher operating expenses were attributed to increased investments in commercialization activities to drive sales and new rentals, increased research and development activities focused on our Inogen At HomeTM stationary concentrator product launch, and expanded general and administrative infrastructure to ensure we continue to be positioned for long-term success. Included in our general and administrative expenses was approximately $0.2 million of non-recurring costs associated with our initial public offering. Of our total operating expenses, research and development expense was $0.6 million in the quarter versus $0.5 million in the 2013 period primarily due to increased personnel-related expenses. Sales and marketing expense was $5.7 million in the quarter versus $4.1 million in the 2013 period primarily attributable to an increase in personnel-related expenses in sales and sales support and media-related marketing costs. General and administrative expense was $4.0 million in the quarter compared to $2.8 million in the 2013 period primarily associated with an increase in personnel-related expenses and other incremental costs associated with our initial public offering.

Adjusted EBITDA for the three months ended March 31, 2014 rose 71.9% to $4.3 million from $2.5 million in the 2013 period despite the year-over-year declines in rental reimbursement rates associated with the Medicare Competitive Bidding program.

Net income for the three months ended March 31, 2014 was $0.9 million, or $0.05 per diluted common share on a pro-forma non-GAAP basis, compared with $0.7 million, or $0.05 per diluted common share on a pro-forma non-GAAP basis, in the 2013 period. Our effective tax rate increased to 39.4% from 4.1% in the first quarter of 2013, due to the revaluation of our deferred tax asset valuation allowance at last year-end. Despite the higher effective tax rate, our net income increased 21.6% as a result of higher sales achieved during the quarter and additional operating cost leverage.

The company ended the first quarter with $59.6 million of cash and cash equivalents.

Outlook for 2014

Inogen management projects total revenue for 2014 to be in the range of $92.0 to $96.0 million, an increase of 22% to 27% over 2013 revenue. This compares to the previous revenue expectation of $90.0 to $94.0 million which was provided on March 27, 2014.

Adjusted EBITDA is projected to be in the range of $18.0 to $19.5 million which is updated from the previous range of $17.5 to $19.0 million.

Net income is projected to be in the range of $4.0 to $5.0 million, which is unchanged from our previous guidance. This net income estimate reflects the increased revenue and Adjusted EBITDA guidance, offset by an increase in the expected tax rate to approximately 39.4%, which is an increase from our previous guidance of 25%.

Conference Call

Individuals interested in listening to the conference call today, May 13, 2014, at 1:30pm PT/4:30pm ET, may do so by dialing (855) 427-4393 for domestic callers, (484) 756-4258 for international callers, or from the webcast link in the investor relations section of the Company’s website at: www.inogen.com. Participants should allow approximately 10 minutes prior to the call’s start time to visit the site and to download any streaming media software needed to listen to the Internet webcast. The webcast will be available on the Company’s website for 30 days following the completion of the call.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative portable oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions. For more information, please visit www.inogen.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding Inogen’s current estimates of 2014 revenue, total revenue growth, adjusted EBITDA, and net income. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates in connection with the implementation of the competitive bidding process under Medicare; the possible loss of key employees, customers, or suppliers; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen’s business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; its ability to successfully launch new products and applications; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business and operating results are contained in Inogen’s Annual Report on Form 10-K for the year ended December 31, 2013 that was filed with the Securities and Exchange Commission on April 1, 2014. These forward-looking statements speak only as of the date hereof. Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the first quarter of 2014 and 2013. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company’s core operating results. Management uses non-GAAP measures to compare the company’s performance relative to forecasts and strategic plans and to benchmark the company’s performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the Company’s operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying table of this release. For future periods, Inogen is unable to provide a reconciliation of Adjusted EBITDA to net income/(loss) as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provisions for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.

Investor Relations Contact:

ir@inogen.net

805-562-0500 ext 7

Media Contact:

Byron Myers

805-562-0503

— Financial Tables Follow —

Balance Sheets

(unaudited)

(amounts in thousands)

	March 31,	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$59,550	$13,521
Accounts receivable	18,084	10,231
Inventories	4,651	4,248
Deferred cost of rental revenue	283	289
Income tax receivable	—	87
Deferred tax asset-current	3,923	3,923
Prepaid expenses and other current assets	959	531

Total current assets	87,450	32,830

Property and equipment, net	29,824	29,722
Intangible assets, net	345	215
Deferred tax asset - noncurrent	17,807	17,865
Other assets	80	1,765

Total assets	$135,506	$82,397

Liabilities, redeemable convertible preferred stock and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$10,411	$9,219
Accrued payroll	3,829	2,898
Current portion of long-term debt	5,038	5,258
Warranty reserve	490	420
Deferred revenue	1,716	1,487
Income tax payable	432	—

Total current liabilities	21,916	19,282
Warranty reserve-noncurrent	431	389
Preferred stock warrant liability	—	260
Deferred revenue-noncurrent	1,104	776
Long-term debt, net of current portion	4,151	5,391

Total liabilities	27,602	26,098

Redeemable convertible preferred stock	—	118,671

Stockholders’ equity (deficit)
Preferred stock	—	247
Common stock	18	1
Additional paid-in-capital	170,517	—
Accumulated deficit	(62,631)	(62,620)

Total stockholders’ equity (deficit)	107,904	(62,372)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$135,506	$82,397

Statements of Operations

(unaudited)

(amounts in thousands, except share and per share amounts)

	Three months ended March 31,
	2014	2013
Revenue
Sales revenue	$14,857	$8,895
Rental revenue	8,776	6,852

Total revenue	23,633	15,747
Cost of revenue
Cost of sales revenue	7,541	5,191
Cost of rental revenue, including depreciation of $2,257 and $1,342, respectively	4,154	2,439

Total cost of revenue	11,695	7,630

Gross profit	11,938	8,117

Operating expenses
Research and development	635	503
Sales and marketing	5,705	4,147
General and administrative	4,049	2,834

Total operating expenses	10,389	7,484

Income from operations	1,549	633

Other income (expense)
Interest expense	(133)	(104)
Interest income	6	3
Decrease in fair value of preferred stock warrant liability	36	20
Other income	7	209

Total other income (expense), net	(84)	128

Income before provision for income taxes	1,465	761
Provision for income taxes	577	31

Net income	$888	$730
Less deemed dividend on redeemable convertible preferred stock	(987)	(1,723)

Net loss attributable to common stockholders	$(99)	$(993)

Basic net loss per share attributable to common stockholders	$(0.01)	$(3.65)
Diluted net loss per share attributable to common stockholders	$(0.01)	$(3.65)
Weighted-average number of shares used in calculating loss per share
attributable to common stockholders - basic common	9,437,525	272,226
attributable to common stockholders - dilutive common	9,437,525	272,226

Supplemental Financial Information

(unaudited)

(in thousands, except units and patients)

	Three months ended March 31,
	2014	2013
Revenue by region and category:
Business-to-business domestic sales	$3,445	$2,017
Business-to-business international sales	4,446	3,224
Direct–to-consumer domestic sales	6,966	3,654
Direct-to-consumer domestic rentals	8,776	6,852

Total revenue	$23,633	$15,747

Additional non-GAAP financial measures:
Units sold	6,300	3,600
Net rental patients as of quarter-end	23,000	15,400

Reconciliation of U.S. GAAP to Pro-Forma and Non-GAAP Financial Information

(unaudited)

(in thousands, except share and per share amounts)

	Three months ended March 31,
	2014	2013
Net income	$888	$730
Non-GAAP adjustments:
Interest expense	133	104
Interest income	(6)	(3)
Provision for income taxes	577	31
Depreciation and amortization	2,658	1,661

EBITDA	4,250	2,523
Change in fair value of preferred stock warrant liability	(36)	(20)
Stock-based compensation	131	24

Adjusted EBITDA	$4,345	$2,527

	Three months ended March 31,
Pro-forma non-GAAP results of EPS calculation	2014	2013
Net loss attributable to common stockholders – GAAP	$(99)	$(993)
Add deemed dividend on redeemable preferred stock	987	1,723

Pro-forma net income attributable to common stockholders	$888	$730

Net income per share - basic common stock	$0.05	$0.05
Net income per share - diluted common stock	$0.05	$0.05

Denominator:
Weighted-average common shares - basic common stock	16,404,677	14,509,408
Weighted - average common shares - diluted common stock	18,373,886	15,146,745